Exhibit 99.1

TO: Directors and Executive Officers of Prime Meridian Holding Company

DATE: August 14, 2018

RE: Important Notice of Termination Blackout Period and Regulation BTR Trading Restrictions

Federal securities laws require us to send you a notice whenever restrictions are lifted on your ability to trade in common stock of Prime Meridian Holding Company (the “Company”) due to a blackout period under a retirement plan sponsored by the Company. A blackout period under the Prime Meridian Bank 401(k) Profit Sharing Plan (the “Plan”) began at 4:00 p.m. Central Time on July 26, 2018 and will end at 4:00 p.m. on August 14, 2018 (the “Blackout Period”). The Blackout Period was necessary to facilitate the transfer of the Plan record-keeping function from American Funds to Transamerica Retirement Solutions LLC. During the blackout period, Plan participants were unable to direct or diversify investments in individual accounts, obtain loans, or obtain distributions from the Plan, including with respect to Company common stock.

If you have questions regarding the termination of the Blackout Period, you may contact Jill Macmillan at JMacmillan@PrimeMeridianBank.com or (850) 907-2340.